Exhibit 99.1

CONTACTS:	Christopher M. Zimmer	Steven V. DiTommaso	June Filingeri
	President and	Vice President and	President
	Chief Executive Officer	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7604	(412) 257-7661	(203) 972-0186

Universal Stainless Reports Record Sales;

Full Year 2023 Net Income Highest Since 2018

■	Record Q4 2023 Sales of $79.8 million, up 12% from Q3 2023; Record full year 2023 sales of $285.9 million, up 42% from 2022
■	Record Q4 2023 Premium Alloy sales of $21.1 million, up 28% from Q3 2023; Record full year Premium Alloy sales of $68.1 million, up 74% from 2022
■	Q4 2023 Gross margin improves to 16.4% of sales, highest since Q2 2018, despite $1.6 million raw material headwind
■	Q4 2023 Net Income up 35% from Q3 2023 to $2.6 million, or $0.27 per diluted share
■	Cash flow from operations totals $7.4 million for the quarter; $25.2 million for full year 2023

BRIDGEVILLE, PA, March 28, 2024 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported financial results for the fourth quarter and the full year of 2023.  Net sales were up 12% to a record $79.8 million in the 2023 fourth quarter compared with the third quarter of 2023. Full year 2023 net sales increased 42%, to a record $285.9 million from $202.1 million in 2022.

Sales of premium alloys increased 28% to a record $21.2 million, or 26.5% of sales, in the fourth quarter of 2023, versus $16.5 million, or 23.1% of sales, in the third quarter of 2023.  Full year 2023 premium alloy sales increased 74% to a record $68.1 million, or 23.8% of sales, from $39.2 million, or 19.4% of sales, in 2022.  Premium alloys represent approximately 36% of the Company's current backlog, which totaled $318.2 million at year-end 2023.

Aerospace sales continue to be driven by strong market demand and premium alloy share gains.  Fourth quarter 2023 aerospace sales increased 15% sequentially to a record $61.9 million, or 77.6% of sales, compared with $54.0 million, or 75.7% of sales, in the third quarter of 2023.  Full year 2023 aerospace sales reached a record $216.1 million, or 75.6% of sales, an increase of 57% from 2022.

The Company’s gross margin continued to strengthen in the fourth quarter of 2023 to $13.1 million, or 16.4% of sales, from 15.2% of sales in the third quarter of 2023 and 4.3% of sales in the 2022 fourth quarter.  The gross margin in the most recent quarter was the highest since the second quarter of 2018 and benefited from a richer product mix and higher selling prices, despite $1.6 million of raw materials headwinds.

Operating income rose 9% to $4.8 million in the fourth quarter of 2023 from $4.4 million in the 2023 third quarter.  It included higher SG&A expense due to higher employee-related costs and increased insurance costs.

The Company’s fourth quarter net income increased 35% to $2.6 million, or $0.27 per diluted share, compared with $1.9 million, or $0.20 per diluted share, in the third quarter of 2023.  Full year 2023 net income totaled $4.9 million, or $0.53 per diluted share, versus a loss of $8.1 million, or $0.91 per diluted share, in 2022.

EBITDA for the fourth quarter of 2023 increased to $9.6 million from $9.2 million in the 2023 third quarter.  Fourth quarter 2023 adjusted EBITDA increased 5% to $10.0 million from $9.5 million in the third quarter of 2023.

Christopher M. Zimmer, President and CEO, commented: “The fourth quarter capped a year of increasing momentum for Universal, with sales up 42% for the year to a record $286 million, and gross margin improving steadily each quarter in 2024 to reach 16.4% of sales in the fourth quarter.

“Our strategic focus on higher margin premium and specialty alloys is gaining full traction enabling us to meet robust and sustainable demand in the aerospace market -- evidenced by the 74% increase in our premium alloy sales in 2023 and 57% higher aerospace sales for the year.

“To increase our capabilities and capacity in premium and specialty alloys, we have added two Vacuum-Arc Remelt (VAR) furnaces at our North Jackson facility, which have been qualified and released into production.  Their addition supports our premium alloy growth strategy, expanding our portfolio with added applications in the aerospace market, including defense.

“The main drivers of our improving profitability in 2023 were a richer product mix and the benefit of  price increases implemented over the past three years, which were partially offset by negative surcharge misalignment due to falling commodity prices.  The misalignment is expected to lessen by the end of the second quarter of 2024.

“We have entered 2024 with a strong book of business, with premium alloys representing more than a third of our backlog, and with robust demand continuing unabated in aerospace.  We remain firmly on-track with our strategic plan and growth trajectory for 2024 and beyond. ”

Financial Position

Managed working capital, defined as accounts receivable, plus inventory, minus accounts payable, minus other current liabilities, was $148.1 million at December 31, 2023, which is down from $151.6 million at September 30, 2023 and compares with $145.9 million at December 31, 2022.  Inventory at the end of the fourth quarter of 2023 was $144.7 million, which is down 4% from $150.8 million at the end of the 2023 third quarter, and down 6% from $154.2 million at the end of 2022.

Backlog (before surcharges) at December 31, 2023 remained strong at $318.2 million versus $344.8 million at September 30, 2023 and $287.9 million at December 31, 2022.  The average selling price per pound in the backlog increased 32% from the end of 2022.

The Company reduced total debt by $4.0 million to $85.6 million at year-end 2023 from $89.5 million at September 30, 2023, and by $12.9 million from $98.4 million at the end of 2022.  Fourth quarter 2023 interest expense was up slightly to $2.2 million versus $2.1 million in the 2023 third quarter, but up 39% from $1.6 million in the fourth quarter of 2022, mainly due to higher interest rates on the Company’s variable debt.

Capital expenditures for the fourth quarter of 2023 totaled $3.4 million versus $2.7 million in the 2023 third quarter and $1.1 million in the fourth quarter of 2022.  Full year 2023 capital expenditures of $13.0 million mainly reflect the addition of two new Vacuum Arc Remelt furnaces at the Company's North Jackson facility.

Conference Call and Webcast

The Company has scheduled a conference call for today, March 28th, at 10:00 a.m. (Eastern) to discuss final fourth quarter 2023 results. If you wish to listen to the live conference call via telephone, please Click Here to register for the call and obtain your dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the second quarter of 2024.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market channels; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its impact on the Company and our customers and suppliers; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$79,780	$56,200	$285,943	$202,114
Cost of products sold	66,672	53,784	244,404	187,927
Gross margin	13,108	2,416	41,539	14,187
Selling, general and administrative expenses	8,304	5,575	27,783	21,180
Operating income (loss)	4,804	(3,159)	13,756	(6,993)
Interest expense	2,134	1,532	8,155	4,163
Deferred financing amortization	65	56	259	225
Other expense (income), net	29	(60)	34	(684)
Income (loss) before income taxes	2,576	(4,687)	5,308	(10,697)
Income taxes	(21)	(963)	398	(2,624)

Net income (loss)	$2,597	$(3,724)	$4,910	$(8,073)
Net income (loss) per common share - Basic	$0.28	$(0.41)	$0.54	$(0.90)
Net income (loss) loss per common share - Diluted	$0.27	$(0.41)	$0.53	$(0.90)
Weighted average shares of common
stock outstanding
Basic	9,133,716	9,007,001	9,086,004	8,972,468
Diluted	9,445,132	9,007,001	9,278,569	8,972,468

MARKET CHANNEL INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
Net Sales	2023	2022	2023	2022
Service centers	$61,763	$41,380	$221,691	$144,955
Original equipment manufacturers	5,895	4,358	19,113	17,230
Rerollers	2,935	5,041	15,635	19,824
Forgers	8,002	4,739	24,742	17,568
Conversion services and other sales	1,185	682	4,762	2,537
Total net sales	$79,780	$56,200	$285,943	$202,114
Tons shipped	8,124	6,500	32,058	26,571

MELT TYPE INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
Net Sales	2023	2022	2023	2022
Specialty alloys	$57,489	$42,000	$213,077	$160,352
Premium alloys *	21,106	13,518	68,104	39,225
Conversion services and other sales	1,185	682	4,762	2,537
Total net sales	$79,780	$56,200	$285,943	$202,114

END MARKET INFORMATION **

	Three Months Ended		Year ended
	December 31,		December 31,
Net Sales	2023	2022	2023	2022
Aerospace	$61,895	$40,050	$216,093	$137,489
Power generation	1,077	1,043	4,208	6,117
Oil & gas	3,580	5,256	13,978	17,981
Heavy equipment	6,413	5,634	31,212	27,138
General industrial, conversion services and other sales	6,815	4,217	20,452	13,389
Total net sales	$79,780	$56,200	$285,943	$202,114

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
Assets
Cash	$394	$2,019
Accounts receivable, net	39,034	30,960
Inventory, net	144,700	154,193
Other current assets	11,693	10,392
Total current assets	195,821	197,564
Property, plant and equipment, net	159,636	163,490
Deferred income taxes	-	143
Other long-term assets	1,233	2,137
Total assets	$356,690	$363,334
Liabilities and Stockholders' Equity
Accounts payable	$34,855	$38,179
Accrued employment costs	6,492	2,790
Current portion of long-term debt	3,733	3,419
Other current liabilities	829	1,112
Total current liabilities	45,909	45,500
Long-term debt, net	81,846	95,015
Deferred income taxes	2	-
Other long-term liabilities, net	2,891	3,066
Total liabilities	130,648	143,581
Stockholders’ equity	226,042	219,753
Total liabilities and stockholders’ equity	$356,690	$363,334

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended
	December 31,
	2023	2022
Operating activities:
Net income (loss)	$4,910	$(8,073)
Adjustments for non-cash items:
Depreciation and amortization	19,433	19,378
Deferred income tax	215	(2,695)
Share-based compensation expense	1,336	1,289
Changes in assets and liabilities:
Accounts receivable, net	(8,074)	(9,768)
Inventory, net	7,785	(15,078)
Accounts payable	(2,900)	10,507
Accrued employment costs	3,702	(1,513)
Income taxes	-	-
Other, net	(1,176)	(2,983)
Net cash used in operating activities	25,231	(8,936)
Investing activity:
Capital expenditures	(13,026)	(12,096)
Net cash used in investing activity	(13,026)	(12,096)
Financing activities:
Net (payments on) borrowings under revolving credit facility	(10,561)	23,548
Proceeds from other financing transactions, net	-	1,804
Payments on term loan facility, capital leases, and notes	(3,568)	(2,412)
Issuance of common stock under share-based plans	299	123
Payments of financing costs	-	(130)
Net cash provided by financing activities	(13,830)	22,933

Net increase (decrease) in cash	(1,625)	1,901
Cash at beginning of period	2,019	118
Cash at end of period	$394	$2,019

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income (loss)	$2,597	$(3,724)	$4,910	$(8,073)
Interest expense	2,134	1,526	8,155	4,158
Income taxes	(21)	(963)	398	(2,624)
Depreciation and amortization	4,921	4,858	19,446	19,378
EBITDA	9,631	1,697	32,909	12,839
Share-based compensation expense	328	288	1,336	1,289
Fixed cost absorption direct charge	-	-	-	1,300
Spill costs in addition to absorption charge, net	-	300	-	4,060
AMJP benefit	-	(139)	-	(3,589)
Adjusted EBITDA	$9,959	$2,146	$34,245	$15,899